As filed with the Securities and Exchange Commission on December 19, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bandwidth Inc.

(Exact name of registrant as specified in its charter)

Delaware	56-2242657
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

900 Main Campus Drive

Raleigh, NC 27606

(Address, including zip code of principal executive offices)

Bandwidth Inc. 2017 Incentive Award Plan

Bandwidth.com, Inc. 2010 Equity Compensation Plan

Bandwidth.com, Inc. 2001 Stock Option Plan

(Full title of the plans)

David A. Morken

Chairman and Chief Executive Officer

Bandwidth Inc.

900 Main Campus Drive

Raleigh, NC 27606

(800) 808-5150

(Name, address and telephone number of agent for service)

Copies to:

W. Christopher Matton, Esq. General Counsel Bandwidth Inc. 900 Main Campus Drive Raleigh, NC 27606 (800) 808-5150	Michael Benjamin, Esq. John Chory, Esq. Shagufa Hossain, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, $0.001 par value per share
—2017 Incentive Award Plan	1,250,000(1)	$20.875(2)	$261,000,000	$32,495
—2010 Equity Compensation Plan	3,312,392(3)	$7.02(4)	$23,252,992	$2,898
—2001 Stock Option Plan	347,399(5)	— (6)	—	—
Class B common stock, $0.001 par value per share
—2001 Stock Option Plan	347,399(7)	$5.80(8)	$2,014,915	$251
Total	5,257,190		286,267,907	$35,644

(1)	Represents shares of Class A common stock issuable pursuant to the grant or exercise of awards under the Bandwidth Inc. 2017 Incentive Award Plan (the “2017 Plan”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2017 Plan. Pursuant to the terms of the 2017 Plan, a number of shares equal to any shares subject to outstanding awards originally granted under the Bandwidth.com, Inc. 2010 Equity Compensation Plan (the “2010 Plan”) or the Bandwidth.com, Inc. 2001 Stock Option Plan (the “2001 Plan”) that expire, lapse or are terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited prior to exercise shall become available for issuance pursuant to share awards granted under the 2017 Plan, subject to certain limitations. See footnotes 3 and 5 below.
(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock on the NASDAQ Global Select Market on December 13, 2017.
(3)	Represents previously granted, unexercised stock options under the 2010 Plan and, pursuant to Rule 416 under the Securities Act, includes any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2010 Plan. To the extent that any such stock options expire, lapse or are terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited subsequent to the date of this Registration Statement, the shares of Class A common stock reserved for issuance pursuant to such stock options will become available for issuance under the 2017 Plan. See footnote 1 above.
(4)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the weighted average exercise prices of the previously granted stock options.
(5)	Represents shares of Class A common stock issuable upon conversion of Class B common stock underlying stock options outstanding under the 2001 Plan. To the extent that any such stock options expire, lapse or are terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited subsequent to the date of this Registration Statement, the shares of the shares of Class B common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of Class A common stock under the 2017 Plan. See footnote 1 above.
(6)	Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.
(7)	Represents previously granted, unexercised stock options under the 2001 Plan and, pursuant to Rule 416 under the Securities Act, includes any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2001 Plan.
(8)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the weighted average exercise prices of the previously granted stock options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be delivered to participants in the 2017 Plan, the 2010 Plan and the 2001 Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, Bandwidth Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to W. Christopher Matton, the Company’s General Counsel at the address and telephone number on the cover of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference and deemed to be a part hereof:

•	the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on November 13, 2017;

•	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since November 13, 2017;

•	the description of the Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission on November 8, 2017, and any amendment or report filed for the purpose of updating such description; and

•	all other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Company has adopted provisions in the Company’s certificate of incorporation and bylaws that limit or eliminate the personal liability of the Company’s directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or executive officer will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability in limited circumstances.

The Company has entered into indemnification agreements with each of its directors and its executive officers. These agreements provide that the Company will indemnify each of its directors and such officers to the fullest extent permitted by law and the Company’s second amended and restated certificate of incorporation and bylaws.

The Company also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-220945) filed on October 27, 2017).

3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-220945) filed on October 27, 2017).
4.1	Bandwidth.com, Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-220945) filed on October 13, 2017).

4.2	Bandwidth.com, Inc. 2010 Equity Compensation Plan (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-220945) filed on October 13, 2017).

4.3	Bandwidth Inc. 2017 Incentive Award Plan (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1/A (File No. 333-220945) filed on October 27, 2017).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature page).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 19th day of December, 2017.

BANDWIDTH INC.

By:	/s/ David A. Morken
David A. Morken
Cofounder, Chief Executive Officer and Chairman

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint W. Christopher Matton, his true and lawful attorney-in-fact and agent with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Morken	Cofounder, Chief Executive Officer	December 19, 2017
David A. Morken	and Chairman (Principal Executive Officer)

/s/ Jeffrey A. Hoffman	Chief Financial Officer	December 19, 2017
Jeffrey A. Hoffman	(Principal Financial Officer and Principal Accounting Officer)

/s/ John C. Murdock	President and Director	December 19, 2017
John C. Murdock

/s/ Henry R. Kaestner	Director	December 19, 2017
Henry R. Kaestner

/s/ Brian D. Bailey	Director	December 19, 2017
Brian D. Bailey

/s/ Douglas A. Suriano	Director	December 19, 2017
Douglas A. Suriano